As filed with the Securities and Exchange Commission on May 8, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARGACEPT, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	56-2020050
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 East First Street, Suite 300

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices, including Zip Code)

2000 EQUITY INCENTIVE PLAN

OF TARGACEPT, INC.

(As Amended and Restated)

(Full Title of the Plan)

J. Donald deBethizy

Chief Executive Officer

Targacept, Inc.

200 East First Street, Suite 300

Winston-Salem, North Carolina 27101

(336) 480-2100

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, par value $0.001 per share	1,593,836 shares	$0.075-$5.625	$4,701,817	$504

(1)	Pursuant to Rule 457(h)(1), based on the average option price per share ($2.95) for 1,593,836 shares being registered herein which are available for issuance upon exercise of outstanding options granted by Targacept, Inc. under the 2000 Equity Incentive Plan of Targacept, Inc. (as amended and restated).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Targacept, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s prospectus dated April 11, 2006, containing audited financial statements for the year ended December 31, 2005, filed with the Commission on April 12, 2006;

(b) The description of the Company’s Common Stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 6, 2006, with respect to such Common Stock, including any subsequent amendment or report filed for the purposes of updating such description; and

(c) All other reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year referred to in (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Fourth Amended and Restated Certificate of Incorporation (as may be amended and in effect from time to time, the “Certificate”) provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for payment of dividends or approval of stock purchases or redemptions that are prohibited by the General Corporation Law of the State of Delaware, as amended (the “DGCL”), or for any transaction from which the director derived an improper personal benefit. Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Certificate provides that, to the fullest extent permitted by Section 145 of the DGCL, we shall indemnify any person who is or was a director or officer of us, or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Our bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL. In addition, we have entered into agreements with our directors and officers under which, among other things, we have agreed to indemnify them against expenses incurred in any proceeding, including any action by us, in which any such person was, is or is threatened to be made a party or a participant by reason of such person’s status as a present or former director, officer, employee or agent of us or, at our request, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification will be required or permitted under the Certificate and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Section 145 of the DGCL also empowers a corporation to purchase insurance for its officers and directors for such liabilities. We maintain liability insurance for our officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Fourth Amended and Restated Certificate of Incorporation of the Company, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-133881), filed with the Commission on May 8, 2006.

4.2	Bylaws of the Company, as amended and restated effective April 18, 2006, which are incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-133881), filed with the Commission on May 8, 2006.

4.3	Specimen Certificate of Common Stock, which is incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on March 16, 2006.

4.4(a)	Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, by and among the Company and certain stockholders of the Company, which is incorporated herein by reference to Exhibit 4.2(a) to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on January 17, 2006.

4.4(b)	Amendment No. 1, dated December 6, 2004, to Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, which is incorporated herein by reference to Exhibit 4.2(b) to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on January 17, 2006.

4.4(c)	Amendment No. 2, dated March 16, 2006, to Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, which is incorporated herein by reference to Exhibit 4.2(c) to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on March 24, 2006.

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on signature page).

99	2000 Equity Incentive Plan of Targacept, Inc. (as amended and restated through March 15, 2006).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, Targacept, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 8th day of May, 2006.

TARGACEPT, INC.

By:	/s/ J. Donald deBethizy
J. Donald deBethizy
Chief Executive Officer and President

Each person whose signature appears below hereby nominates, constitutes and appoints J. Donald deBethizy and Alan A. Musso, or either of them severally, as his or her lawful attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 (the “Registration Statement”) and any and all amendments to the Registration Statement (including post-effective amendments) relating to the issuance of the Company’s common stock, $0.001 par value per share, pursuant to the 2000 Equity Incentive Plan of Targacept, Inc., as amended and restated, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 8, 2006.

/s/ J. Donald deBethizy		/s/ Alan A. Musso
Name:	J. Donald deBethizy	Name:	Alan A. Musso
Title:	Chief Executive Officer, President and Director (Principal Executive Officer)	Title:	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Skaletsky		/s/ M. James Barrett
Name:	Mark Skaletsky	Name:	M. James Barrett
Title:	Chairman of the Board of Directors	Title:	Director

/s/ Charles A. Blixt		/s/ Errol B. De Souza
Name:	Charles A. Blixt	Name:	Errol B. De Souza
Title:	Director	Title:	Director

/s/ Ann F. Hanham		/s/ Elaine V. Jones
Name:	Ann F. Hanham	Name:	Elaine V. Jones
Title:	Director	Title:	Director

/s/ John P. Richard
Name:	John P. Richard
Title:	Director

EXHIBIT INDEX

to

Registration Statement on Form S-8 of

Targacept, Inc.

Exhibit No.	Description
4.1	Fourth Amended and Restated Certificate of Incorporation of the Company, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-133881), filed with the Commission on May 8, 2006.

4.2	Bylaws of the Company, as amended and restated effective April 18, 2006, which are incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-133881), filed with the Commission on May 8, 2006.

4.3	Specimen Certificate of Common Stock, which is incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on March 16, 2006.

4.4(a)	Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, by and among the Company and certain stockholders of the Company, which is incorporated herein by reference to Exhibit 4.2(a) to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on January 17, 2006.

4.4(b)	Amendment No. 1, dated December 6, 2004, to Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, which is incorporated herein by reference to Exhibit 4.2(b) to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on January 17, 2006.

4.4(c)	Amendment No. 2, dated March 16, 2006, to Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, which is incorporated herein by reference to Exhibit 4.2(c) to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on March 24, 2006.

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on signature page).

99	2000 Equity Incentive Plan of Targacept, Inc. (as amended and restated through March 15, 2006).